AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Agreement made as of March 19, 2007 between Standard Microsystems Corporation, a Delaware corporation having an office at 80 Arkay Drive, Hauppauge, New York 11788 (“Company”), and David S. Smith, residing at 26 Birch Road, Darien, Connecticut 06820 (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Executive as Company’s Chief Financial Officer (“CFO”), upon the terms and conditions hereinafter in this Amended and Restated Employment Agreement (the “Agreement”) set forth, and Executive desires to be so employed; and

WHEREAS, the Company and the Executive acknowledge that the Executive is currently a “Specified Employee” as defined under Section 409A of the Internal Revenue Code (the “Code”), thereby necessitating certain changes to the Executive’s original Employment Agreement dated September 16, 2005; and

WHEREAS, the primary change from the original Employment Agreement dated September 16, 2005 shall be to ensure that certain payments are not made until 6 months after the Executive separates from service with the Company, except to the extent that any exceptions may exist under Section 409A of the Code and the regulations promulgated thereunder or any successor thereto (collectively referred to herein as “409A’).

Now, therefore, in consideration of the promises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Employment.

The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2. Title and Duties.

Company shall employ Executive as Senior Vice President and Chief Financial Officer (“CFO”), effective as of the date of execution hereof. Executive will render his services faithfully and to the best of his ability and devote his full business time and attention to the services to be rendered by him hereunder.

3. Term; Severance; Change in Control.

a. The term of employment under the Agreement shall commence as of the date hereof and shall continue through September 15, 2008 (the “Employment Term”). Thereafter, the Employment Term shall be automatically extended for one-year periods, unless either party shall give notice (“Contrary Notice”) as per section 12 (e) herein, at least ninety (90) days prior to the end of the initial Employment Term, or any extended Employment Term, that the Employment Term shall not be so extended.

b. Notwithstanding Section 3.a, the Employment Term shall terminate prior to any date otherwise specified in Section 3.a, upon:

(i) Executive’s death or Disability. “Disability” shall mean the physical or mental incapacity of Executive, which cannot be overcome by making any reasonable accommodations and which prevents Executive from performing Executive’s duties as herein provided for a continuous period of 60 days or an aggregate period of 90 days during any consecutive six-month period, and disability shall be deemed to have occurred as of the end of the applicable period. Termination as a result of death is effective on the date of death;

(ii) Notice by Company of termination for “Cause”, which shall mean the Executive’s (x) material dishonesty in the course of employment, (y) willful and material failure to perform his duties hereunder, following delivery of written notice thereof and a reasonable period, not to exceed 30 days from delivery of notice, to cure such failure, or (z) conduct, regardless whether in the course of employment, constituting a felony or any crime involving moral turpitude or being charged or sanctioned by a federal or state government or governmental authority or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court or governmental authority or agency to have committed any such violation;

(iii) Notice by Company of termination other than for cause. Reduction of compensation or duties, OR relocation of Executive’s location of employment outside of Long Island OR other breach hereof and failure to cure within 30 days following delivery of written notice thereof by the Executive to the Company shall be considered notice of termination under this subsection; or,

(iv) Notice of voluntary termination by Executive within six months after a Change in Control of Company. For purposes hereof, a “Change in Control of Company” shall mean an event that Company would be required to report as such pursuant to Securities and Exchange Commission (“SEC”) Form 8-K, or as defined under 409A.

c. Should Company terminate the Employment Term pursuant to clauses (i) or (iii) of Section 3.b: (i) Company shall pay Executive, in lump sum on the day of termination, an amount equal to one year’s Base Salary, the value of any vested or unvested stock grants, the value of any deferred compensation (excluding the SERP addressed in Section 5, and stock options but including stock appreciation rights), any accrued, unused vacation and unreimbursed business expenses (including automobile expenses, and tax gross up on such automobile expenses); (ii) Company shall pay any accrued, unpaid Bonus, as hereinafter defined, (i.e., a pro-rated amount of the Bonus that Executive would have earned if Executive remained employed through the then current fiscal year of Company, to be based on the number of weeks employed during the then current fiscal year), payable at the same time such Bonus would have been paid for such fiscal year; (iii) Company shall continue to provide Company-paid individual life insurance, and shall pay the cost of all family group health insurance plans under COBRA, provided by Company to Executive as of the date of such termination, excluding group life and group disability plans, for a period of 18 months from the date of termination of the Employment Term, or until Executive shall have sooner obtained full-time employment; (iv) insofar as any stock option granted by Company to Executive would have, but for such termination, become exercisable in accordance with its terms within 24 months of the date of such termination, such option shall become exercisable as of such termination date, remain exercisable during the 24-month period immediately following such termination date, and expire at the end of such 24-month period, except that if the termination of the Employment Term pursuant to clause (iii) of Section 3.b occurs within twelve months from the date of grant of such option, such option shall become exercisable to the extent permitted under the provisions of the plan from which any such stock option was granted. This Section 3.c sets forth Company’s entire obligation to Executive in case of termination of the Employment Term on any basis referred to in this Section 3.c.

For purposes of this Agreement the value of any SAR shall be the spread between the grant price and the closing price of the common stock of the Company measured on the exchange on which the Company’s stock is traded on the date of the termination, or the next day on which the exchange is open if the exchange is closed on the date of the termination; the value of any common stock shall be the closing price of the common stock of the Company measured on the exchange on which it is traded on the date of the termination, or the next day on which the exchange is open if the exchange is closed on the date of the termination. Once the Company makes such payment all such SARS and stock grants shall be automatically deemed cancelled.

d. Should Company terminate the Employment Term pursuant to clause 3.b (ii), Company’s obligations hereunder shall then be fully satisfied upon payment by Company to Executive of any unpaid Base Salary, accrued, unused vacation time and unreimbursed business expenses through the date of termination, provided, however, that such payment shall not prevent the Company from seeking relief respecting any claim it might have against the Executive hereunder or otherwise.

e. In the event of a Change in Control of Company all stock options, all restricted stock awards (RSAs), and deferred compensation (excluding the SERP addressed in Section 5, and stock options but including stock appreciation rights) shall immediately vest and become exercisable, and should Executive’s employment be terminated pursuant to clause 3.b (iv) or, within six months after the Change in Control, by Company pursuant to clause 3.b (iii), Executive shall be entitled to the payments referred to in clause 3.c (i) (except for any payments related to stock appreciation rights or restricted stock), the insurance coverage referred to in clause 3.c (iii), a payment in an amount equal to 50% of Base Salary on the day of termination, and any unexercised stock option or SAR shall remain exercisable for the 24-month period immediately following such termination. With respect to the immediate vesting of any stock option or SAR in this section 3.e. by reason of a Change in Control of Company that occurs within twelve months from the date of grant, immediate vesting will only occur to the extent permitted under the provisions of the plan from which any such stock option or SAR was granted.

f. The parties acknowledge that the payment of some or all of the above severance benefits may be considered to be a form of nonqualified deferred compensation benefits subject to 409A. In recognition of this fact, the parties hereby agree and confirm as follows:

i.	Notwithstanding anything to the contrary in this Agreement, in no event shall any benefits be paid to you prior to the 6th month anniversary of the Executive’s Separation from Service as defined below, unless otherwise permissible under 409A. Any and all payments that may not be paid within such 6 month period shall be delayed until the first day of the month after such 6th month anniversary occurs and shall retroactively apply to make the Executive whole for any lost benefits, with interest at the rate of prime plus 2% determined as of the first day of the month in which the Separation from Service occurred. To the extent that the Executive is required to pay for the cost of any benefits to keep them in full force and effect during the 6 month delay period for Specified Employees, the Executive shall also be reimbursed for such out-of-pocket expenses as of the same date provided above with the same rate of interest.

ii.	The parties acknowledge that the continuation of benefits under COBRA and other benefits may be continued during the 6 month delay for Specified Employees, but must also be incurred and paid by the December 31 of the second calendar year following the calendar year in which a separation from service occurs. To the extent that any benefits would extend beyond this period, a single lump cash payment will be made as of the applicable December 31, in order to avoid any further deferrals of compensation.

iii.	In the event that any payment or benefit required to be paid to Executive pursuant to this Agreement would violate the parties agree to amend this Agreement, to the extent necessary and reasonable to maintain the spirit of the Agreement without resulting in a violation of 409A.

iv.	In the event of a violation of 409A, it is not the intent of the Company for the Executive to incur the excise tax and other penalties under 409A. Accordingly, to the extent any excise taxes, underpayment of interest or penalties under 409A apply, the Company shall make a “gross up” payment to the Executive, to offset the effect of any excise tax, interest or penalties incurred in accordance with 409A of the Code, and any tax on such gross up payments, to the extent such action is legally permitted.

v.	All gross up payments set forth in this Agreement (including any gross up contemplated in Section 5 hereof) shall be made as soon as legally permitted under 409A, but in no event later than 2 1/2 months following the end of the fiscal year in which the event giving rise to such gross up payment occurs and, if permissible, before the excise tax becomes due.

4. Annual compensation.

In consideration of the services to be rendered by Executive hereunder, Company shall pay to Executive:

(i)	An annual base salary of $325,000, which may be increased, but not decreased without Executive’s consent, from time to time, by Company’s Board of Directors, based upon Compensation Committee review and recommendation (“Base Salary”) and

(ii)	A management incentive bonus opportunity (“Bonus”) with respect to an applicable fiscal year equal to 102% of Base Salary, in accordance with the

Management Incentive Plan (the “MIP”) for other Company executives, as approved by the Board of Directors. Notwithstanding anything herein to the contrary, the Bonus for a particular fiscal year shall be paid to the Executive as soon as reasonably practicable following the end of such fiscal year and in any event no later than 2 1/2 months following the end of such fiscal year; provided that in the event payment of the Bonus to the Executive within such 2 1/2 month period is impracticable, either administratively or economically, as determined by the Company, payment of the Bonus will be made as soon as practicable thereafter.

(iii)	Any Bonus payable shall be paid in cash, or shares of Company restricted stock in accordance with the MIP, as approved by the Board of Directors. At least half of the Bonus will be paid in cash. All restricted stock so issued shall be subject to the same transfer restrictions and forfeiture under the same conditions as shall apply generally to Company bonus awards of Company restricted stock, except as otherwise provided herein in paragraphs 3 and 6. Executive shall have the right to demand registration for all vested stock and Company shall use best effort to cause such registration at Company expense to be effective.

5. Benefits; Expenses.

Executive shall be entitled to such benefits as are provided generally to Company’s senior executive officers. In addition, the Company shall lease for Executive’s use an automobile at a monthly lease expense not to exceed $1,100 plus insurance, and will also reimburse for fuel and normal travel expenses (i.e. tolls, parking, etc.). The preceding expenses (excluding the automobile lease) are fully tax protected.

Company shall furnish Executive with individual supplemental life insurance coverage in the amount of $250,000 and individual disability income coverage if insurance underwriting can be obtained based on Executive’s health examination results.

Company shall furnish and maintain continuously directors and officers liability insurance coverage during employment, and will continue to indemnify and advance legal expenses on behalf of Executive, during Employment Term and after termination for actions occurring during the Employment Term to the extent permitted by law.

Executive shall accrue vacation time at a rate of twenty days per year.

Executive’s benefit under the Executive Retirement Plan (the “SERP”) shall vest 50% after five years of service and pro-ratably over the next five years as to the remaining 50%. Executive’s eligibility for and enrollment in the SERP shall commence upon Executive’s first day of employment with Company. The Company’s Board of Directors shall fully vest Executive’s SERP benefits upon a Change in Control of Company. The acceleration of vesting does not otherwise change the distribution rules in existence under the SERP.

Subject to Section 3.f(v) hereof, in the case of a Change in Control of Company, Executive is entitled to a “gross-up” payment in an amount sufficient to offset the effect of any excise tax incurred in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Executive must follow the Company’s stock, options and appreciation rights trading policy.

6. Appointment Bonus.

On September 16, 2005, the Company shall grant a restricted stock bonus of $200,000 to Executive. Restrictions on 50% of this bonus will be removed after one year of continuous service with the Company and restrictions on the remaining 50% will be removed after two years of continuous employment with the Company.

7. Intellectual Property; Noncompetition.

a. Assignment of Inventions.

(i) Subject to paragraph (a)(ii) below, Executive hereby assigns and agrees to assign to Company, or to any business concern controlled by or under common control with Company (“Company Affiliate”) as Company shall specify, all of Executive’s right, title and interest in and to any inventions, formulas, techniques, processes, ideas, algorithms, discoveries, designs, developments and improvements which Executive may make, reduce to practice, conceive, invent, discover, design or otherwise acquire during Executive’s employment by Company or any Company Affiliate, whether or not made during regular working hours, relating to the actual or anticipated business, products, research or development of Company or any Company Affiliate (collectively, “Inventions”).

(ii) The foregoing shall not apply to, and Executive shall not be required to assign any of Executive’s rights in, an invention that Executive developed entirely on Executive’s own time without using any equipment, supplies, facilities, computer programs, or trade secret(s) and/or other proprietary and/or confidential information of Company or any Company Affiliate, except for those inventions that either:

(1)	Relate directly or indirectly at the time of conception or reduction to practice of the invention, to the business of Company or any Company Affiliate, or to the actual or contemplated products, research or development of Company or any Company Affiliate, or

(2)	Result from any work performed by Executive for Company or any Company Affiliate.

b. Trade Secrets. Executive shall regard and preserve as confidential: (x) all trade secrets and/or other proprietary and/or confidential information belonging to Company or any Company Affiliate; and (y) all trade secrets and/or other proprietary and/or confidential information belonging to a third party which have been confidentially disclosed to Company or any Company Affiliate, which trade secrets and/or other proprietary and/or confidential information described in (x) and (y) above (collectively, “Confidential Information”) have been or may be developed or obtained by or disclosed to Executive by reason of Executive’s employment. Executive shall not, without written authority from Company to do so, use for Executive’s own benefit or purposes, or the benefit or purpose of any person or entity other than Company or any Company Affiliate, nor disclose to others, either during Executive’s employment with Company or thereafter, except as required in the course of employment with Company or any Company Affiliate, or except as required by law, any Confidential Information (Executive, as CFO, shall have the usual and customary discretion to determine when disclosure is required for the benefit of Company). This provision shall not apply to Confidential Information that has been voluntarily disclosed to the public by Company or any Company Affiliate, or otherwise entered the public domain through lawful means. Confidential Information shall include, but not be limited to, all nonpublic information relating to any of the following regarding Company or any Company Affiliate: (1) business, research, development and marketing plans, strategies and forecasts; (2) business; (3) products (whether existing, in development, or being contemplated); (4) customers’ identities, usages, and requirements; (5) reports; (6) formulas; (7) specifications; (8) designs, software and other technology; (9) research and development programs; and (10) terms of contracts.

c. Works of Authorship. Executive agrees that any original works of authorship, including, without limitation, all documents, blueprints, drawings, mask works and computer programs (including, without limitation, all software, firmware, object code, source code, documentation, specifications, revisions, supplements, modules, and upgrades), conceived, created, performed or produced during the term of Executive’s employment with Company or any Company Affiliate, and all foreign and domestic, registered and unregistered, copyrights and mask work rights and applications for registrations therefore related to any such work of authorship, in each case, whether or not made during regular working hours, relating to the actual or anticipated business, products, research or development of Company or any Company Affiliate (collectively, “Works of Authorship”) shall be the exclusive property of Company or any Company Affiliate as Company shall specify. To the extent that Executive has or obtains any right, title or interest in or to any Works of Authorship, Executive hereby assigns and agrees to assign to Company or any Company Affiliate as Company shall specify, all of such right, title and interest therein and thereto. This paragraph does not include any publicly available materials, unless such materials shall have become public in violation of this Agreement.

d. Disclosure. Executive shall promptly and fully disclose any and all Inventions and Works of Authorship to Company’s General Counsel or other official as Company’s Board of Directors may designate for such purpose.

e. Further Assistance. Executive shall, during Executive’s employment with Company or any Company Affiliate and at any time thereafter, upon the request of and at the expense of Company or such Company Affiliate, but at no additional compensation to Executive: do all acts and things including, but not limited to, making and executing documents, applications and instruments and giving information and testimony, in each case, deemed by Company from time to time, in its sole discretion, to be necessary or appropriate (1) to vest, secure, defend, protect or evidence the right, title and interest of Company in and to any and all Inventions, Works of Authorship and Confidential Information; and (2) to obtain for Company, in relation to all such, letters patent, design registrations, copyright registrations and/or mask work registrations, in the United States and any foreign countries, and/or any reissues, renewals and/or extensions thereof.

f. Previous Obligations. Executive represents and warrants to Company that Executive has no continuing obligation with respect to assignment of inventions, developments or improvements to any previous employer(s), respecting any invention, development, or improvement made prior to September 16, 2005, nor does Executive claim any existing title in any previous unpatented inventions, developments or improvements within the scope of this Section 7 except as may be set forth on an Exhibit hereto acknowledged on the face thereof as an Exhibit hereto by an authorized representative of Company.

g. Return of Documents. All media on which any Inventions, Works of Authorship or Confidential Information may be recorded or located, including, without limitation, documents, samples, models, blueprints, photocopies, photographs, drawings, descriptions, reproductions, cards, tapes, discs and other storage facilities (collectively, “Documentation”) made by Executive or that come into Executive’s possession by reason of Executive’s employment are the property of Company and shall be returned to Company by Executive upon termination of employment. Executive will not deliver, reproduce, or in any way allow any Documentation to be delivered or used by any third party without the written direction or consent of a duly authorized representative of Company.

8. Competition.

Executive covenants and agrees that (a) for so long as he shall be employed by Company or any Company Affiliate, he shall not, directly or indirectly, as principal, partner, agent, servant, employee, stockholder, or otherwise, anywhere in the world (the “Territory”), engage or attempt to engage in any business activity competitive with the business being conducted or, to the knowledge of Executive prior to Notice of Termination or actual termination, whichever is earlier, being planned to be conducted by Company or any Company Affiliate, and (b) for one year after termination, Executive shall not, in the Territory, so engage or attempt to engage in any business activity competitive with any business conducted or planned to be conducted by any of Company or any Company affiliate within one year prior to termination. The foregoing shall not prohibit Executive, his affiliates, spouse, and children from owning beneficially any publicly traded security, so long as the beneficial ownership by all of them, when combined with the beneficial ownership of such publicly traded security by any person (as defined in Section 13(d) of the Exchange Act) of which any of them is a member, constitutes less than 5% of the class of such publicly traded security. Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of Company and that in the event that any such territorial or time limitation is deemed to be unreasonable in any proceeding to enforce these provisions or otherwise, Executive agrees to request, and to submit to, the reduction of said territorial or time limitation to such an area or period as shall be deemed reasonable by the relevant tribunal. In the event that Executive shall be in violation of the foregoing restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur. The existence of any claim or cause of action by Executive against Company, if any, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the foregoing restrictive covenants.

9. Separation from Service.

For purposes of this Agreement, a Separation from Service means the Executive is no longer employed by the Company or any Company Affiliates within or outside of the United States on account of a termination of employment, retirement, Disability or death. Consistent with Proposed Treasury regulation Section 1.409A-1 (h), or any subsequent guidance under 409A, no Separation from Service shall occur if an executive continues to perform services as a consultant or an employee in accordance with the following rules:

a. Leave of Absence. For purposes of 409A, the employment relationship is treated as continuing in effect while an Executive is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Executive’s right to reemployment with the Company is provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated.

b. Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by an Executive as insignificant, a Separation from Service shall be deemed to have occurred. For purposes of 409a, if an Executive is providing services to the Company or any Company Affiliates at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not significant.

c. Consulting Services. Where an Executive continues to provide services to the Company or any Company Affiliates in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Executive is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

10. Non-solicitation of Employees.

Executive covenants and agrees that for a period of 24 months after Executive’s termination of employment with Company for any reason, Executive shall not, directly or indirectly, whether on behalf of the Executive or others, solicit, lure or hire away any employees of Company or assist or aid in any such activity.

11. Release of Violation of Covenants.

Any options or SARs that are granted to Executive are an incentive for Executive to remain employed by Company and to exert his best efforts to enhance the value of Company over the long-term. Accordingly, in addition to all the rights Company shall have against Executive, in the event Executive violates the provisions of Section 7, Intellectual Property/Non-Competition; Section 8, regarding Competition; and Section 9, addressing the Non-Solicitation of Employees (“Violation”), Company shall have the following rights:

a. Any stock option or SAR granted to Executive during his employment, whether or not fully vested, shall be immediately canceled as of the date of such “Violation”.

b. Any gain attributable to the exercise of any stock option or SAR by Executive (represented by the closing market price on the date of exercise over the exercise price, multiplied by the number of option shares or SARs exercised, without regard to any subsequent market price decreases or increases) within a period of 12 months prior to the date of any Violation shall be paid by Executive to Company.

Executive hereby agrees to pay to Company the difference between the fair market value of Company stock on the date of exercise, and the option or SAR price, without regard to any income taxes Executive may have paid or be responsible to pay relating to the exercise of any options or SARs.

For purposes of this Section 10, the date of the Violation shall be established in good faith by Company. The date of Violation shall be deemed to have occurred within 10 days after Company provides Executive with notice of any Violation. If Executive disagrees with the determination of any Violation, the date of Violation shall be extended until the dispute is resolved, but the damages shall nevertheless be determined as of the date of Violation determined by Company, if such Violation is upheld in any Court Order, mediator’s decision, or other similar forum.

Company shall have the right, in its sole discretion, not to enforce the provisions of this Section 10 with respect to Executive.

12. Release from prior agreements.

Executive releases Company and Company releases Executive from any prior agreements between Company and Executive upon the commencement of the term of this Employment Agreement, except for any continuing obligations of Executive relating to proprietary or confidential information of the Company.

13. Miscellaneous.

a. Executive agrees that a remedy at law for any breach or proposed or attempted breach of the provisions of Sections 7, 8 or 9 shall be inadequate and that Company shall be entitled to injunctive relief with respect to such breach or proposed or attempted breach, in addition to any other remedy it might have. The provisions of Sections 7, 8 and 9 shall be enforceable notwithstanding the existence of any claim or cause of action of Executive against Company or any Company Affiliate, whether predicated on such Section or otherwise.

b. Except as otherwise provided herein, the agreements, assignments and appointments made by Executive hereunder and the obligations of Executive herein shall survive the termination of Executive’s employment with Company, whether by Executive or Company.

c. This Agreement may be modified only by a written instrument duly executed by the parties hereto. No term or provision of this Agreement shall be deemed waived. And no breach excused, unless such waiver or consent shall be in writing and signed by the parties hereto. The failure of either party or any Company Affiliate at any time to enforce performance of any provision of this Agreement shall in no way affect such person’s rights thereafter to enforce the same, nor shall the waiver by any such person of any breach of any provision hereof be deemed to be a waiver of any other breach of the same or any other provision hereof.

d. If any provision of this Agreement, or the application of such provision, is held invalid, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby.

e. Any notice authorized or required to be given hereunder shall be deemed given or made, if in writing, upon personal delivery, by telecopy on the date that transmission is confirmed electronically, if such confirmation occurs by 4:00 PM on such date and such date is a business day, or otherwise, on the first business day thereafter, or three days after mailing by certified or registered mail, return receipt requested, to the Company, at the address set forth at the top of the first page, to the attention of Mr. Steven J. Bilodeau, Chief Executive Officer, or to the Executive at the address to which this letter is addressed, as set forth above, or such other address of which either party shall give notice to the other.

f. This agreement shall be governed by the laws of the state of New York, applicable to an agreement negotiated, signed, and wholly to be performed in such state.

g. Any dispute arising hereunder (including but not limited to interpretation of performance) shall be resolved in New York NY by arbitration before the American Arbitration Association, in accordance with its rules, except that the arbitrator shall be an active member of the New York bar specializing for at least 15 years in general corporate law and contracts practice, who shall apply the terms of this agreement and make findings of fact and conclusions of law in making his award.

h. This Agreement is the exclusive and complete statement of the parties regarding this subject matter and supersedes and replaces any prior Employment Agreements or any other document concerning this subject matter. It does not cancel any stock options, stock appreciation rights or restricted stock awards previously granted to you; nor does it cancel your Indemnity Agreement, which shall remain in full force and effect. The following sections shall survive the termination or expiration of this Agreement: 3.c-f, the indemnification obligations of the Company contained in the third paragraph of Section 5. and Sections 7-13.

IN WITNESS WHEREOF, the undersigned have executed this agreement on the dates below as of the date first written above.

EXECUTIVE	STANDARD MICROSYSTEMS CORPORATION

By: /s/ David S. Smith	By: /s/ Steven J. Bilodeau

David S. Smith Date: March 22, 2007	Steven J. Bilodeau, Chief Executive Officer Date: March 22, 2007